Exhibit 95

MINE SAFETY DISCLOSURE

For the year ended December 31, 2012, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, in connection with the Eufaula, Alabama processing facility; the McIntyre, Georgia processing facility; the Toomsboro, Georgia processing facility; and the Marshfield, Wisconsin processing facility.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed [1] ($) (1)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period [2] (#)	Aggregate Legal Actions Initiated During Period (#)	Aggregate Legal Actions Resolved During Period (#)
Eufaula Facility MSHA ID 0102687 Eufaula, Alabama	1	0	0	0	0	$676	0	No	No	0	0	1
McIntyre Facility MSHA ID 0901108 McInytre, Georgia	1	0	0	0	0	$699	0	No	No	0	0	3
Toomsboro Facility MSHA ID 0901164 Toomsboro, Georgia	0	0	0	0	0	$600	0	No	No	0	0	0
Marshfield Facility MSHA ID 4073636 Marshfield, Wisconsin	0	0	0	0	0	$100	0	No	No	0	0	0
Totals	2	0	0	0	0	$2,075	0			0	0	4

(1)	Amounts represent the total dollar value of proposed assessments received.